COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer
                                          (856) 848-1800
                                  INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Jim Olecki
                                          Financial Dynamics
                                          (212) 850-5600

FOR IMMEDIATE RELEASE


                 CHECKPOINT SYSTEMS, INC. REACHES SETTLEMENT IN
                     ID SECURITY SYSTEMS CANADA INC. LAWSUIT
                  ---------------------------------------------

                  Revises Second Quarter 2004 Financial Results


Thorofare, New Jersey, August 5, 2004 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that it has reached a settlement agreement in the antitrust, tortious interference and unfair competition lawsuit brought by ID Security Systems Canada Inc. (ID Systems).

Under the terms of the settlement agreement, Checkpoint paid $19.95 million today to ID Systems. Accordingly, Checkpoint has recorded a charge for the quarter ending June 27, 2004 in the amount of $14.87 million, net of tax, to reflect the settlement. After the effect of the charge, the Company recorded a net loss for the second quarter 2004 of $6.44 million, or $0.17 per diluted share. On July 27, 2004, Checkpoint reported net earnings of $8.43 million, or $0.22 per diluted share for the second quarter 2004. The revised second quarter financial results have been reported in the Company's second quarter Form 10-Q which is being filed with the Securities and Exchange Commission today.

"We believe that the settlement is in the best interest of the company to put this matter behind us and to avoid the risks, burden, and expenses of continued litigation. Previous financial guidance should be adjusted for this one-time charge," said George Off, Chairman and Chief Executive Officer of Checkpoint Systems.

Background
----------
In February 1999, ID Systems filed suit against Checkpoint citing federal antitrust and state law tort claims.

On May 24, 2002, judgment was entered on the jury verdict in favor of ID Systems, after trebling, in the amount of $79.17 million plus attorneys' fees and costs, which were to be determined by the Court. On March 28, 2003, the Court issued an order, which vacated the jury verdict on the antitrust claims and reduced the damages award related to tortious interference and unfair competition from $19.00 million to $13.00 million. On May 20, 2003, the Court further reduced the judgment from $13.00 million to $10.89 million.

Prior to settlement, both ID Systems and Checkpoint were appealing the decision to the Federal Third Circuit Court of Appeals.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.